                                                                 EXHIBIT 11.1

                               ATL PRODUCTS, INC.

                       COMPUTATION OF EARNINGS PER SHARE




                                                                                                        Nine Months
                                                               Year Ended March 31                    Ended December 31
                                                  --------------------------------------------------------------------------
                                                      1994            1995            1996            1995            1996
                                                  --------------------------------------------------------------------------
Average shares outstanding                         8,005,000       8,005,000       8,005,000       8,005,000       8,005,000

Shares related to SAB No. 83                         479,455         479,455         479,455         479,455         479,455
                                                  --------------------------------------------------------------------------

Shares used in computing net income (loss)
     per share                                     8,484,455       8,484,455       8,484,455       8,484,455       8,484,455
                                                  ==========================================================================

Net Income (Loss)                                 (1,895,000)     (7,515,000)     (1,444,000)     (2,643,000)      2,700,000

Income (loss) per share                                 (.22)           (.89)           (.17)           (.31)            .32
                                                  ==========================================================================
